CH ENERGY GROUP, INC.
Computation of Ratio of Earnings to Fixed Charges	EXHIBIT 12 (i)

			2009			2008		Year Ended December 31,
		Earnings: ($000)	3 Months Ended Jun 30	6 Months Ended Jun 30	12 Months Ended Jun 30	3 Months Ended Jun 30	6 Months Ended Jun 30	2008	2007	2006	2005	2004
A.		Net income from Continuing Operations	$(1,457)	$21,664	$35,774	$1,670	$20,971	$35,081	$42,636	$43,084	$44,291	$42,423
B.		Preferred Stock Dividends	242	485	970	242	485	970	970	970	970	970
C.		Federal and State Income Tax	(708)	13,825	22,745	972	12,909	21,829	21,898	23,769	25,819	31,256
	Less	Income from Equity Investments	(153)	77	310	66	335	568	1,895	1,810	1,456	922
	Plus	Cash Distribution from Equity Investments	339	1,028	2,667	407	824	2,463	3,427	1,315	1,833	1,776
D.		Earnings before Income Taxes and Equity Inv.	$(1,431)	$36,925	$61,846	$3,225	$34,854	$59,775	$67,036	$67,328	$71,457	$75,503
E.		Fixed Charges
		Interest on Other-Long-Term Debt	4,568	9,348	19,728	5,049	10,138	20,518	18,653	16,425	13,826	11,488
		Other Interest	1,668	2,957	5,599	1,210	2,412	5,054	4,379	3,622	2,577	5,517
		Interest Portion of Rents(1)	256	570	1,138	303	652	1,220	1,278	1,112	1,077	1,192
		Amortization of Premium & Expense on Debt	244	488	982	244	488	982	963	991	1,043	1,066
		Preferred Stock Dividends Requirements of Central Hudson	279	766	1,546	386	748	1,525	1,423	1,415	1,458	1,594
		Total Fixed Charges	$7,015	$14,129	$28,993	$7,192	$14,438	$29,299	$26,696	$23,565	$19,981	$20,857
	Less	Preferred Stock Dividends Requirements of Central Hudson	279	766	1,546	386	748	1,525	1,423	1,415	1,458	1,594
F.		Total Earnings	$5,305	$50,288	$89,293	$10,031	$48,544	$87,549	$92,309	$89,478	$89,980	$94,766

		Preferred Dividend Requirements:
G.		Allowance for Preferred Stock Dividends Under IRC Sec. 247	$242	$485	$970	$242	$485	$970	$970	$970	$970	$970
H.		Less Allowable Dividend Deduction	(32)	(64)	(127)	(32)	(64)	(127)	(127)	(127)	(127)	(127)
I.		Net Subject to Gross-Up	210	421	843	210	421	843	843	843	843	843
J.		Ratio of Earnings before Income Taxes and Equity Inv. To Net Income (D/(A+B))	1.178	1.667	1.683	1.687	1.624	1.658	1.537	1.528	1.579	1.740
K.		Preferred Dividend (Pre-tax) (I x J)	247	702	1,419	354	684	1,398	1,296	1,288	1,331	1,467
L.		Plus Allowable Dividend Deduction	32	64	127	32	64	127	127	127	127	127
M.		Preferred Dividend Factor	$279	$766	$1,546	$386	$748	$1,525	$1,423	$1,415	$1,458	$1,594

N.		Ratio of Earnings to Fixed Charges (F/E)	0.8	3.6	3.1	1.4	3.4	3.0	3.5	3.8	4.5	4.5

(1)	The percentage of rent included in the fixed charges calculation is a reasonable approximation of the interest factor.

CENTRAL HUDSON GAS & ELECTRIC CORPORATION
Computation of Ratio of Earnings to Fixed Charges
and Ratio of Earnings to Fixed Charges and Preferred Dividends	EXHIBIT 12 (i) (i)

		2009			2008			Year Ended December 31,
	Earnings: ($000)	3 Months Ended Jun 30	6 Months Ended Jun 30	12 Months Ended Jun 30	3 Months Ended Jun 30	6 Months Ended Jun 30	2008	2007	2006	2005	2004
A.	Net income	$1,217	$13,811	$25,111	$4,191	$15,938	$27,238	$33,436	$34,871	$35,635	$38,648
B.	Federal and State Income Tax	924	9,729	18,136	2,604	10,866	19,273	20,326	21,528	23,936	28,426
C.	Earnings before Income Taxes	$2,141	$23,540	$43,247	$6,795	$26,804	$46,511	$53,762	$56,399	$59,571	$67,074
D.	Fixed Charges
	Interest on Other-Long-Term Debt	4,568	9,348	19,728	5,049	10,138	20,518	18,653	16,425	13,826	11,488
	Other Interest	1,109	2,328	4,828	981	1,995	4,495	4,378	3,622	2,577	5,517
	Interest Portion of Rents(1)	155	364	710	197	442	788	898	818	835	954
	Amortization of Premium & Expense on Debt	244	488	982	244	488	982	963	991	1,043	1,066
	Total Fixed Charges	$6,076	$12,528	$26,248	$6,471	$13,063	$26,783	$24,892	$21,856	$18,281	$19,025

E.	Total Earnings	$8,217	$36,068	$69,495	$13,266	$39,867	$73,294	$78,654	$78,255	$77,852	$86,099

	Preferred Dividend Requirements:
F.	Allowance for Preferred Stock Dividends Under IRC Sec. 247	$242	$485	$970	$242	$485	$970	$970	$970	$970	$970
G.	Less Allowable Dividend Deduction	(32)	(64)	(127)	(32)	(64)	(127)	(127)	(127)	(127)	(127)
H.	Net Subject to Gross-Up	210	421	843	210	421	843	843	843	843	843
I.	Ratio of Earnings before Income Taxes to Net Income (C/A)	1.759	1.704	1.722	1.621	1.682	1.708	1.608	1.617	1.672	1.736
J.	Preferred Dividend (Pre-tax) (H x I)	369	717	1,452	340	708	1,440	1,356	1,363	1,409	1,463
K.	Plus Allowable Dividend Deduction	32	64	127	32	64	127	127	127	127	127
L.	Preferred Dividend Factor	401	781	1,579	372	772	1,567	1,483	1,490	1,536	1,590
M.	Fixed Charges (D)	6,076	12,528	26,248	6,471	13,063	26,783	24,892	21,856	18,281	19,025
N.	Total Fixed Charges and Preferred Dividends	$6,477	$13,309	$27,827	$6,843	$13,835	$28,350	$26,375	$23,346	$19,817	$20,615

O.	Ratio of Earnings to Fixed Charges (E/D)	1.4	2.9	2.6	2.1	3.1	2.7	3.2	3.6	4.3	4.5
P.	Ratio of Earnings to Fixed Charges and Preferred Dividends (E/N)	1.3	2.7	2.5	1.9	2.9	2.6	3.0	3.4	3.9	4.2

(1)	The percentage of rent included in the fixed charges calculation is a reasonable approximation of the interest factor.